Filed pursuant to Rule 433

Registration No. 333-220346

September 19, 2017

Brookfield Business Partners Investor Presentation September 2017 A final base shelf prospectus containing important information relating to the securities described in this document has been filed with the securities regulatory authorities in each of the provinces of Canada. A copy of the final base shelf prospectus, any amendment to the final base shelf prospectus and any applicable shelf prospectus supplement that has been filed, is required to be delivered with this document. This document does not provide full disclosure of all material facts relating to the securities offered. Investors should read the final base shelf prospectus, any amendment and any applicable shelf prospectus supplement for disclosure of those facts, especially risk factors relating to the securities offered, before making an investment decision.

Important Notice DISCLAIMER This presentation has been prepared for informational purposes only from information supplied by Brookfield Business Partners and from third-party sources indicated herein. Such third-party information has not been independently verified. Brookfield Business Partners makes no representation or warranty, expressed or implied, as to the accuracy or completeness of such information. CAUTION REGARDING FORWARD-LOOKING STATEMENTS This presentation contains forward-looking statements and information within the meaning of applicable securities laws. The words “will,” “expect,” “may,” “intend,” “potential,” and “target”, and derivatives thereof and other expressions which are predictions of or indicate future events, trends or prospects and which do not relate to historical matters identify the above mentioned and other forward-looking statements. Forward-looking statements in this presentation include statements regarding expansion of Brookfield Business Partners’ business, the likelihood and timing of successfully completing the acquisitions and investment opportunities referred to in this presentation, including our investment in Teekay Offshore and the OLG GTA Bundle described herein and completion of future growth initiatives, the future performance of acquired businesses and growth initiatives and our expectations regarding returns to our unitholders as a result of such growth. Although we believe that our anticipated future results, performance or achievements expressed or implied by the forward-looking statements and information are based upon reasonable assumptions and expectations, the reader should not place undue reliance on forward-looking statements and information because they involve known and unknown risks, uncertainties and other factors, many of which are beyond our control, which may cause the actual results, performance or achievements of Brookfield Business Partners to differ materially from anticipated future results, performance or achievement expressed or implied by such forward-looking statements and information. Factors that could cause actual results to differ materially from those contemplated or implied by forward-looking statements include, but are not limited to: the impact or unanticipated impact of general economic, political and market factors in the countries in which we do business; the behavior of financial markets, including fluctuations in interest and foreign exchange rates; global equity and capital markets and the availability of equity and debt financing and refinancing within these markets; strategic actions including dispositions; the ability to complete and effectively integrate acquisitions into existing operations and the ability to attain expected benefits; changes in accounting policies and methods used to report financial condition (including uncertainties associated with critical accounting assumptions and estimates); the ability to appropriately manage human capital; the effect of applying future accounting changes; business competition; operational and reputational risks; technological change; changes in government regulation and legislation within the countries in which we operate; governmental investigations; litigation; changes in tax laws; ability to collect amounts owed; catastrophic events, such as earthquakes and hurricanes; the possible impact of international conflicts and other developments including terrorist acts and cyber terrorism; and other risks and factors detailed from time to time in our documents filed with the securities regulators in Canada and the United States. We caution that the foregoing list of important factors that may affect future results is not exhaustive. When relying on our forward-looking statements, investors and others should carefully consider the foregoing factors and other uncertainties and potential events. Except as required by law, Brookfield Business Partners undertakes no obligation to publicly update or revise any forward-looking statements or information, whether written or oral, that may be as a result of new information, future events or otherwise.

Important Notice (continued) PRESENTATION OF FINANCIAL INFORMATION All references to “$” or “US$” are to U.S. dollars, unless stated otherwise. Certain values used in this presentation are for illustrative purposes and based on various factors that may or may not materialize, including past performance metrics that may not be indicative of future performance. REFERENCES References to “Brookfield Business Partners” or “BBU” are to Brookfield Business Partners LP together with its subsidiaries unless the context reflects otherwise. References to “Brookfield” or “BAM” are to Brookfield Asset Management Inc. and its subsidiaries. MORE INFORMATION Brookfield Business Partners has filed a Registration Statement on Form F-3 (including a prospectus) with the United States Securities and Exchange Commission (the “SEC”) in respect of the limited partnership units offered to the public (the “Offering”). Before you invest, you should read the prospectus in that Registration Statement and other documents Brookfield Business Partners has filed with the SEC for more complete information about BBU and the Offering. The Partnership will also be filing a prospectus supplement relating to the Offering with securities regulatory authorities in Canada and the United States. You may get any of these documents for free by visiting EDGAR on the SEC website at www.sec.gov or via SEDAR at www.sedar.com. Also, BBU, any underwriter or any dealer participating in the Offering will arrange to send you the prospectus or you may request it in the United States from from TD Securities (USA) LLC, 31 W 52nd Street, New York, NY 10019, phone: 212-827-7392, or from Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, phone: 800-831-9146, or from CIBC Capital Markets in the U.S., Attention: Hector Cruz (tel: 800-282-0822, email: useprospectus@cibc.com), 425 Lexington Avenue, 5th floor, New York, NY, or from Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014, or from RBC Capital Markets LLC, Attn: Equity Syndicate, 200 Vesey Street, 8th Floor, New York, NY 10281-8098, phone: 877-822-4089, email: equityprospectus@rbccm.com or in Canada from TD Securities Inc., Attn: Symcor, NPM, 1625 Tech Avenue, Mississauga, Ontario, L4W 5P5 or from Citigroup Global Markets Canada Inc., phone: 416-947-5500, or from CIBC World Markets Inc. Attention: Michelene Dougherty, michelene.dougherty@cibc.ca or 416-956-3636, or from Morgan Stanley Canada Ltd., Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014, or from RBC Dominion Securities Inc., Attn: Simon Yeung, Distribution Centre, RBC Wellington Square, 8th Floor, 180 Wellington St. W., Toronto, Ontario, M5J 0C2. phone: 416-842-5349; email: Distribution.RBCDS@rbccm.com.

Brookfield Business Partners We are a business services and industrials company focused on long-term capital appreciation Own and operate high-quality businesses that benefit from barriers to entry and/or low production costs Target long-term growth through acquisitions and organic growth in our business units, surfacing value through our operational expertise Leverage the broader Brookfield platform as an owner and operator of real assets where it provides us with a competitive advantage Flexibility to invest in multiple industries, geographies and in a variety of forms BBU NYSE BBU.UN TSX

Our Business has Diversified Operations Business Services Global business services: Real estate services Facilities management Road fuel distribution and marketing Logistics Financial advisory services Energy supply chain operations: Oil & Gas exploration and production Oilfield services Industrial operations: Graphite electrode production Water and sewage treatment Pre-cast concrete construction products Specialty metals and aggregates Industrials Global construction and related services: Design Program management Procurement Selected investments. Excludes toehold investments (among other investments).

We Have Experienced Strong Performance Since Spin-off1 108 million LP units currently issued, comprised of 81 million to BAM and 27 million to the public2 92 million units issued as a special dividend to BAM shareholders in June 2016 Additional 16 million units issued in December 2016 through a bought deal offering Spin-off date of June 20, 2016 81 million units to BAM on a fully diluted basis including limited partnership units, general partnership units, redemption-exchange units, and Special LP units 2016 2017

Offering We are seeking to raise US$200 million through a bought deal offering Additional US$30 million if over-allotment for the offering is exercised in full BAM and OMERS will each subscribe for an additional US$200 million in concurrent private placements This offering will increase the public float and enhance the market liquidity for our LP units Total proceeds raised from the public offering and concurrent private placements of US$600 million (US$630 million if over-allotment option is exercised in full) Use of Proceeds We intend to use the net proceeds from the bought deal offering, together with the proceeds of the concurrent private placements to BAM and OMERS, for general corporate purposes, including the funding of previously announced transactions and future growth opportunities. Summary of Offering and Use of Proceeds

Acquisition of Teekay Offshore Definitive agreement to acquire ~60% of Teekay Offshore Partners L.P. (NYSE: TOO), a leading global provider of marine services and solutions Teekay Offshore is an international provider of marine transportation, storage, long-distance towing, offshore installation, maintenance and safety services to the oil industry Primarily focusing on the offshore oil regions of the North Sea, Brazil and the east coast of Canada The company controls approximately 40% of the world's shuttle tanker fleet and owns the world’s fourth largest portfolio of floating production, storage and offloading vessels Unique opportunity to acquire a leading player for critical transportation services in offshore production Stable, diverse cash flows underpinned by contracts with firm commitments Global footprint and strong operational track record BBU and its institutional partners’ total investment is expected to be approximately $750 million with BBU’s portion to be funded through existing liquidity Closing is expected in the second half of 20171 There can be no assurance that Brookfield Business Partners will be able to successfully complete this transaction in the anticipated time frame, or at all.

Acquisition of Gaming Operations Selected by the Ontario Lottery and Gaming Corporation (“OLG”) to operate and manage gaming facilities in the Greater Toronto Area (the “GTA Bundle”) Partnership with Great Canadian Gaming Corporation, one of the leading private sector casino operators in Canada Includes three gaming facilities in the Greater Toronto area including: Slots at Woodbine, located near Pearson International Airport Slots at Ajax Downs Great Blue Heron Long-term contracted commitment to be the gaming service provider for the GTA Bundle for a minimum period of 22 years Business plan includes strategic positioning of assets with significant capital investment Integrated property expansions that will enhance gaming offerings Leading world-class facilities with hotels, conference facilities and entertainment venues Opportunity to make a value investment in a services business with stable and growing cash flows and an attractive risk adjusted return profile, in an underserved market Closing expected in early 20181 OLG Slots at Woodbine OLG Slots at Ajax Downs Great Blue Heron Casino There can be no assurance that Brookfield Business Partners will be able to successfully complete this transaction in the anticipated time frame, or at all.

We are building operating platforms with significant scope and growth potential Identify and execute on new investment opportunities High barriers to entry Emerging businesses Capability to leverage Brookfield’s broader platform Active management approach to enhance operations Focusing on profitability, product margins and cash flows Organic growth of stabilized businesses Opportunistically monetize mature assets and operations Looking Forward